Exhibit 10.8
RETIREMENT AGREEMENT

This Retirement Agreement (this “Agreement”) is made and entered into, effective as of September 30, 2022 by and between EZCORP, Inc., a Delaware corporation, for and on behalf of itself and its subsidiaries and affiliates (collectively, the “Company”), and Thomas H. Welch, Jr, an individual resident of Austin, Texas (“Welch”). The Company and Welch are referred to collectively herein as the “Parties,” and each, individually, as a “Party.”
RECITALS
    WHEREAS, as of the date of this Agreement, Welch is the Chief Legal Officer and Secretary of the Company and has expressed his intention to retire from the Company effective as of December 31, 2022, and the Company has accepted such resignation;
    WHEREAS, the Parties desire to enter into this Agreement in order to set forth their mutual agreement regarding Welch’s retirement as an employee of the Company;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.    Retirement from Employment — The Company and Welch acknowledge that Welch’s employment with the Company, and his position as the Company’s Chief Legal Officer and Secretary will terminate upon his retirement, effective December 31, 2022 (the “Retirement Date”).
2.    Retirement Benefits — In connection with Welch's retirement and termination of employment with the Company, the Company will provide Welch with the following benefits:
(a)    Retirement Payment — On or about January 15, 2023, the Company will pay Welch a one-time retirement payment in the amount of $205,000 (subject to applicable tax and other withholdings);
(b)    Healthcare Coverage — The Company will provide healthcare coverage for a period of twenty-one months following the Retirement Date, as follows:
(i)    Continuation of Healthcare Benefits (Medical, Dental, Vision) — The Company will continue to provide Welch with healthcare benefits for a period of three months from the Retirement Date (i.e., through March 31, 2023) on the same terms as he is enrolled as of the Retirement Date (subject to any alterations in Company benefit programs);
(ii)    COBRA Payment (Medical, Dental, Vision) — On or about January 15, 2023, the Company will pay Welch an amount equal to the approximate equivalent of eighteen months of COBRA (as defined below) premiums (grossed up for tax purposes) for the benefits (Medical, Dental, Vision) in which he is enrolled as of the Retirement Date; and
(iii)    Continuation of ArmadaCare — The Company will continue to provide Welch with ArmadaCare benefits for a period of twenty-one months from the Retirement Date (i.e., through September 30, 2024) on the same terms as he was participating as of the Retirement Date (subject to any alterations in Company benefit programs).

(c)    Retention of Earned RSUs — Welch will be deemed to have “earned” certain Restrictive Stock Units (the “Earned RSUs”), as follows:
(i)    65,208 of the FY21 Restricted Stock Units; and
(II)    21,664 of the FY22 Restricted Stock Units.

Notwithstanding the provisions of the Award Agreements governing the above-referenced Restrictive Stock Units, the Earned RSUs will not expire or be forfeited upon Welch’s retirement, but, rather, will continue to be subject to the vesting provisions set forth in the applicable Award Agreement (except for the requirement of continued employment). Any Restricted Stock Units not specifically delineated above will remain unvested and shall be forfeited as of the Retirement Date pursuant to the terms of the applicable Award Agreements.
(d)    Acknowledgement — Welch agrees that the payments and benefits described in this Paragraph 2 fully satisfy the Company’s obligations to pay compensation or other benefits to Welch, other than the distribution of his account balances in the Company’s 401(k) retirement savings plan and the Company’s Supplemental Executive Retirement Plan (or Deferred Compensation Plan), both in accordance with the terms of the respective plans. Welch also agrees and acknowledges that such payments constitute adequate and sufficient consideration for the release described in Paragraph 4 below, as well as the other covenants and agreements made by Welch in this Agreement. Welch further agrees and acknowledges that, except as expressly set forth in this Agreement or in the Company’s stock or benefit plans, Welch is not entitled to receive from the Company the payment or distribution of any amounts of pay, bonus, benefits, cash, stock, stock options or other type of property.
3.    COBRA Benefits — Upon the termination of his employment with the Company, Welch will be eligible for continuation of certain medical benefits under COBRA (as defined below), at his option and his expense, as provided by law.
4.    Complete Release — Welch hereby fully releases the Company and all of its owners, partners, shareholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, subsidiaries, joint ventures and affiliates, and agents, directors, officers, employees, representatives and attorneys of such subsidiaries and affiliates (collectively, the “Released Parties”), from any and all known or unknown claims or demands Welch may have against any of them. Welch expressly waives and opts out of all claims, whether asserted on an individual or class action basis, against any Released Party arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or negligent, including claims arising out of the negligence or gross negligence of any Released Party and claims of express or implied defamation by any Released Party), and any federal, state or other governmental statute, regulation or ordinance, including those relating to employment discrimination, termination of employment, payment of wages or provision of benefits, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), the Worker Adjustment and Retraining Notification (“WARN”) Act, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and the Occupational Safety and Health Act. Welch represents that he has not assigned to any other person any of such claims and that he has the full right to grant this release.

Notwithstanding any other provision herein, Welch and the Company agree that Welch is not waiving (a) any claims that may arise under the Age Discrimination in Employment Act or COBRA after this Agreement is executed; (b) any claim for benefits under the Company’s health and welfare or other benefit plans; (c) any future claims based on the Company’s obligations and agreements set forth in this Agreement or in that certain Advisory Agreement by and between the Parties executed contemporaneously with this Agreement (the “Advisory Agreement”); or (d) any future claim by Welch for indemnification pursuant to the terms of the Company's Certificate of Incorporation or Bylaws (or the constituent documents of any subsidiary of the Company) or for insurance coverage or recovery under any liability insurance policy carried by the Company for the benefits of its directors and officers. Company and Welch hereby acknowledge and agree that if any claim is asserted against Welch (or Welch otherwise becomes involved in any action, suit, investigation or proceeding) for which such indemnification or insurance coverage is or may be available, Welch shall be entitled to be represented by legal counsel (other than the Company’s in-house counsel) at the Company’s expense. Such legal counsel shall be selected by the Company and may be outside counsel that also represents the Company or other related defendants (unless the Company’s outside counsel determines that it is appropriate for Welch to be represented by separate counsel, in which case such separate counsel shall be selected by Welch with the reasonable approval of the Company).
Welch further agrees that he will not voluntarily become a party to, or directly or indirectly aid or encourage any other party in connection with, any lawsuit, claim, demand or adversarial proceeding of any kind involving the Company or any of the Released Parties that relates in any material way to his employment with the Company or that is based on facts about which Welch obtained personal knowledge while employed with the Company. Welch’s compliance with a subpoena or other legally compulsive process will not be a violation of this provision.
5.    Return of Company Documents— Welch agrees that he will return to the Company, as soon as practicable after the Retirement Date, any and all documents relating to the Company or its business operations (and any and all copies thereof, whether in paper form or electronic form), except for any such documents necessary for Welch to retain for purposes of performing services under the Advisory Agreement.
6.    Proprietary Information, Non-Competition and Non-Solicitation — The Parties acknowledge that, pursuant to the terms of that certain Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Welch and the Company (the "Restrictive Covenants Agreement"), Welch is subject to various obligations regarding (a) the protection and non-disclosure of the Company’s confidential, sensitive and proprietary information, (b) competition with the Company, (c) solicitation of the Company’s customers, suppliers and vendors and (d) solicitation of the Company’s employees. Welch hereby affirms his obligations under the Restrictive Covenants Agreement and acknowledges that such provisions shall remain in full force and effect, as modified by the provisions of the Advisory Agreement. Welch hereby represents and warrants that he will comply with the terms of the Restrictive Covenants Agreement as so modified.
7.    Cooperation — Welch agrees that, from and after the date of this Agreement:
(a)    Unless specifically requested or authorized by the Company’s Chief Executive Officer or Chief Financial Officer, Welch will not engage in any form of communication (whether initiated by Welch or others) with investors or potential investors, commercial bankers or other lenders, financial or industry analysts, investment bankers, or auditors or other financial professionals regarding the Company, the Company’s business or any aspect of Welch’s employment with the Company; and
(b)    Welch will cooperate with the Company, to the extent and as requested by the Company’s Chief Executive Officer or Chief Legal Officer, in transitioning the management of the Company's legal functions.
8.    Applicable Law and Venue — THIS AGREEMENT SHALL BE INTERPRETED IN ALL RESPECTS BY THE INTERNAL LAWS OF THE STATE OF TEXAS, AND THE VENUE FOR THE RESOLUTION OF ANY DISPUTES (LOCATION OF ANY LAWSUIT) SHALL BE SOLELY IN THE STATE AND FEDERAL COURTS OF TRAVIS COUNTY, TEXAS.
9.    Severability — The fact that one or more Paragraphs (or portion thereof) of this Agreement may be deemed invalid or unenforceable by any court shall not invalidate the remaining Paragraphs or portions of such Paragraphs of this Agreement.
10.    Entire Agreement; Amendments — This Agreement constitutes the entire agreement between Welch and the Company, and supersedes all prior oral or written negotiations and agreements with the Company, concerning the subject matter hereof; provided however, that (i) the provisions of the Restrictive Covenants Agreement shall remain in full force and effect in accordance with its terms (as modified by the Advisory Agreement), and Welch shall remain subject to the obligations set forth therein as so modified, and (ii) the Parties maintain certain obligations to each other under the terms of the Advisory Agreement. Welch understands and acknowledges that any breach of this Agreement or Welch’s obligations under the Restrictive Covenants Agreement will entitle the Company to cease making the payments described in Paragraph 2 above, and recover any such payments previously made, in addition to any other remedies that may be available to the Company. This Agreement may not be amended or modified except by a written agreement signed by Welch and the Company’s Chief Executive Officer.
11.    Certain Acknowledgments — Welch acknowledges (a) that he has carefully read this Agreement and is signing it voluntarily with full knowledge of its contents, (b) that he has been advised by counsel to the extent he deems necessary, appropriate or desirable and (c) that he understands and accepts all the terms of this Agreement.
12.    Consideration and Revocation Periods — Welch may take up to 21 days from the date of this Agreement to consider this Agreement. Welch may use as much or as little of this period as he chooses before signing this Agreement. Welch is advised to consult with an attorney before signing this Agreement. If Welch accepts this Agreement, he must sign it and return it to the Company’s Chief Executive Officer on or before the expiration of the 21-day period referred to above or the Company’s withdrawal of the offer contained in this Agreement. By signing this Agreement, Welch acknowledges that he was afforded a period of at least 21 days from the date the Company’s proposal was presented to him in which to consider it. Welch understands that any changes that the Parties agree to make to this Agreement after it has been presented to him, whether such changes are material or non-material, will not extend the amount of time Welch has to consider the agreement. In addition, Welch has a period of seven days within which to revoke this Agreement after signing it. To revoke this Agreement, Welch must notify the Company’s Chief Executive Officer of revocation in writing within seven days from the date Welch signed this Agreement.

(SIGNATURE PAGE FOLLOWS)

In order for this Agreement to become effective, Welch must sign this Agreement in the space provided below and return it to the Company’s Chief Executive Officer on or before the close of business on October 14, 2022. If the Company has not received a signed copy of this Agreement by that time, the offer reflected in this Agreement will automatically terminate and expire without further notice from the Company.
    EZCORP, INC.
Date:    September 30, 2022    By:        /s/ Lachlan P. Given
    Lachlan P. Given
    Chief Executive Officer
Date:    September 30, 2022        /s/ Thomas H. Welch, Jr.
    Thomas H. Welch, Jr.
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